                                                                   EXHIBIT(a)(2)

                                  PFSWEB, INC.

         OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE
                       OF $4.00 OR HIGHER FOR NEW OPTIONS

================================================================================
       THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. CENTRAL TIME,
                   ON MAY 29, 2001, UNLESS WE EXTEND THE OFFER
================================================================================

         PFSweb, Inc. is offering to exchange certain outstanding options to purchase shares of our common stock and having an exercise price of $4.00 per share or higher (the "eligible options") for new options to be granted to purchase shares of our common stock (the "new options").

         We are making this offer upon the terms and subject to the conditions set forth in this "Offer to Exchange" and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer").

         This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to conditions that we describe in Section 6 of this offer to exchange. You may only tender for exchange all or none of your eligible options having the same exercise price.

         WHICH OPTIONS ARE ELIGIBLE OPTIONS?

         All outstanding options having an exercise price of $4.00 per share or higher. This includes (i) options issued under our 1999 Employee Stock Option Plan (the "1999 Plan"), (ii) options issued under our Non-Employee Director Stock Option and Retainer Plan (the "Director Plan," and together with the 1999 Plan, the "Plans" and individually, a "Plan") and (iii) non-Plan outstanding nonqualified stock options ("Conversion Options") which were issued in connection with our spin-off from our former parent corporation, Daisytek International Corporation ("Daisytek").

         WHO CAN PARTICIPATE IN THE EXCHANGE?

         You can participate in the exchange if you are a United States employee or director of PFSweb, Inc. or one of its subsidiaries from April 30, 2001 through the date the new options are issued, which is presently expected to be following six months and one day from the date this offer expires.

         WHEN AND HOW MANY NEW OPTIONS WILL I RECEIVE?

         Each new option will evidence the right to purchase the same number of shares of common stock as set forth in the eligible option exchanged therefor. The new options are expected to be issued six months and one day from the date of the cancellation of the eligible options tendered in the exchange which will be as soon as possible following the date this offer expires.

         WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS?

         The exercise price of the new options will equal the fair market value of our common stock on the date prior to the date we grant the new options. Our common stock is currently traded on the Nasdaq National Market and fair market value will be determined based upon the last reported sale price. If on the date we grant the new options our common stock is not traded on the Nasdaq National Market and is traded in the over-the-counter market, fair market value will be the mean between the closing representative bid and asked prices as of such date. Therefore, since we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS?

         Each new option issued in exchange for eligible options issued under a Plan will be fully vested as to 75% of the shares subject thereto, and the remaining 25% will have a one year quarterly vesting schedule beginning on the date of issuance of the new option. Each new option issued in exchange for Conversion Options will not be vested on the date of issuance and will have a new one year quarterly vesting schedule beginning on the date of the issuance of the new options. Each new option will have a ten-year term from the date of issuance.

         WHAT DOES THE COMPANY RECOMMEND THAT I DO?

         The Board of Directors has approved this offer and recommends that employees accept it. The new options may have a lower exercise price than the eligible options exchanged therefor. The Board of Directors believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. As a service company, the Board believes that providing equity incentives to our dedicated team of professionals is a critical ingredient for the Company's development and success. Nevertheless, the Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

         Shares of our common stock are quoted on The Nasdaq National Market under the symbol "PFSW". On April 27, 2001, the closing price of our common stock on The Nasdaq National Market was $1.26 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com).

                                    IMPORTANT

         If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and any other required documents, and mail, fax or hand deliver it on or before the expiration date to Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (facsimile number:
972-881-0145).

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Summary Term Sheet
Introduction
The Offer
Section 1.  Number of Options; Expiration Date
Section 2.  Purpose of the Offer
Section 3.  Procedures for Tendering Options
Section 4.  Withdrawal Rights
Section 5.  Acceptance of Options for Exchange and Issuance of New Options
Section 6.  Conditions of the Offer
Section 7.  Price Range of Common Stock Underlying the Options
Section 8.  Source and Amount of Consideration; Terms of New Options
Section 9.  Information About PFSweb, Inc.
Section 10. Interests of Directors and Officers
Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer
Section 12. Legal Matters; Regulatory Approvals
Section 13. Material U.S. Federal Income Tax Consequences
Section 14. Extension of Offer; Termination; Amendment
Section 15. Fees and Expenses
Section 16. Additional Information
Section 17. Miscellaneous
Section 18. Date of Offer
Exhibit A Information About the Directors and Executive Officers of PFSweb,Inc.

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT OPTIONS ARE WE OFFERING TO EXCHANGE?

         We are offering to issue new options in exchange for all eligible options that are outstanding and have an exercise price of $4.00 or higher. This includes (i) options issued under our 1999 Employee Stock Option Plan (the "1999 Plan"), (ii) options issued under our Non-Employee Director Stock Option and Retainer Plan (the "Director Plan," and together with the 1999 Plan, the "Plans" and individually, a "Plan") and (iii) non-Plan outstanding nonqualified stock options ("Conversion Options") which were issued in connection with our spin-off from our former parent corporation, Daisytek International Corporation ("Daisytek"). (Section 1).

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of eligible options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer and a third-party tender offer for our common stock or an acquisition proposal. These and various other conditions are more fully described in Section 6.

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of new options pursuant to the offer, you must be a United States employee or director of PFSweb, Inc. or one of our subsidiaries from the date you tender eligible options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If you are not a U.S. employee or director of PFSweb or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange. Participation in the offer does not confer upon you the right to remain as an employee or director of PFSweb or any of our subsidiaries. (Section 1)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         We will grant you new options to purchase the same number of shares of our common stock as are subject to the eligible options you tender that we accept for exchange. Thus, if you tender for exchange 1,000 eligible options, you will receive 1,000 new options. All new options will be subject to the terms and conditions of the 1999 Plan (whether or not issued thereunder) and a new option agreement between you and us. The new option agreement will be in substantially the same form as the current form of option agreement being used under the 1999 Plan. (Section 8)

IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS?

         You must tender a full option grant. We are not accepting partial tenders of an individual option grant. For example, if you hold an option to purchase 3,000 shares of common stock at an exercise price of $10.45 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. If you hold both $10.45 options and options with a different exercise price, however, you may tender either or both of such options. (Section 1)

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. We currently expect to cancel all eligible options tendered for exchange on or about May 30, 2001, so that the grant date of the new options will be on or about December 3, 2001. Please remember that you must be a U.S. employee or director of PFSweb or any of our subsidiaries on both dates and the entire period between both dates in order to receive a new option. (Section 1)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         We do not currently intend to grant other options to tendering holders of eligible options at any time prior to the new option grant date in order to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. This should not be construed to mean that eligible option holders who do not tender in the exchange will or may receive option grants during such six month period. (Section 1)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will equal the fair market value of our common stock on the date prior to the date we grant the new options. Our common stock is currently traded on the Nasdaq National Market and fair market value will be determined based upon the last reported sale price of our common stock on such date. Accordingly, we cannot predict the exercise price of the new options. If on the date we grant the new options our common stock is not traded on the Nasdaq National Market and is traded in the over-the-counter market, fair market value will be the mean between the closing representative bid and asked prices as of such date. Therefore, since we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (Section 7)

WHEN WILL THE NEW OPTIONS VEST?

         Each new option issued in exchange for eligible options issued under a Plan will be fully vested as to 75% of the shares subject thereto, and the remaining 25% will have a one year quarterly vesting schedule beginning on the date of issuance of the new option. Each new option issued in exchange for Conversion Options will not be vested on the date of issuance and will have a new one year quarterly vesting schedule beginning on the date of the issuance of the new options. (Section 8)

WHEN WILL THE NEW OPTIONS EXPIRE?

         The new options will expire ten years from the date of grant. (Section
8)

WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current eligible options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Section 13)

WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I CHOOSE NOT TO TENDER?

         Nothing. Eligible options that you choose not to tender for exchange remain outstanding and retain their current exercise price and current vesting schedule. (Section 8)

         However, if your eligible option is an incentive stock option and you do not accept the offer, then, for U.S. federal income tax purposes only, your option will be treated as if it was cancelled and granted as a new option on the date of the offer. In such a case, your option will remain as an incentive stock option, except to the extent the deemed re-grant causes more than

$100,000 of stock to become vested under all of your incentive stock options during calendar year 2001. Any amount in excess of $100,000 will be treated as a nonqualified stock option.

WILL THE NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

         All of the new options will be issued as non-qualified stock options even if the eligible options tendered in exchange were incentive stock options. (Section 13)

DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

         If you have eligible options with different exercise prices, you can elect to tender all or any of the eligible options having the same exercise price. For example, if you have 100 options with an exercise price of $10.45 and 200 options with an exercise price of $5.95, you can tender (1) all of your options, (2) none of your options, (3) all of the $10.45 options or (4) all of the $5.95 options. If you choose to tender any of your options, however, you cannot tender less than all of the options with the same exercise price. Therefore, in this example, you cannot tender 50 of the $10.45 options or 100 of the $5.95 options. (Section 1)

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         You have until 5:00 P.M. Central time, on May 29, 2001 to tender your options in the offer. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a public and company-wide announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the offer, we may delay the acceptance of any options that have been tendered. (Section 1)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before the offer expires, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (facsimile number: 972-881-0145). (Section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

         You may withdraw your tendered options at any time before the offer expires. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of common stock subject to an individual grant. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 3)

WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON THE COMPANY?

         We believe that by separating the cancellation of the tendered options and the issuance of the new options by more than six months there will be no accounting impact on the Company and no compensation expense will be reported. (Section 11)

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         The Board of Directors has approved this offer and recommends that employees accept it. The new options may have a lower exercise price than the eligible options exchanged therefor. The Board of Directors believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. As a service company, the Board believes that providing equity incentives to our dedicated team of professionals is a critical ingredient for the Company's development and success. Nevertheless, the Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation. (Section 2)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact: Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com). (Section 1)

                                  INTRODUCTION

         PFSweb, Inc. is offering to exchange certain outstanding options to purchase shares of our common stock and having an exercise price of $4.00 per share (the "eligible options") for new options (the "new options"). The eligible options include (i) options issued under our 1999 Employee Stock Option Plan (the "1999 Plan"), (ii) options issued under our Non-Employee Director Stock Option and Retainer Plan (the "Director Plan," and together with the 1999 Plan, the "Plans" and individually, a "Plan") and (iii) non-Plan outstanding nonqualified stock options ("Conversion Options") which were issued in connection with our spin-off from our former parent corporation, Daisytek International Corporation ("Daisytek").

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each eligible option holder will be equal to the same number of shares subject to the eligible options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the eligible options accepted for exchange. You may only tender for exchange all or none of your eligible options having the same exercise price. If you hold options with different exercise prices, however, you may tender all options having the same exercise price without tendering the options having a different exercise price.

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 below.

         The Conversion Options represent pre-spin-off options issued by Daisytek to purchase shares of common stock of Daisytek, which were adjusted in July, 2000 on the effective date of the spin-off and converted into options to purchase shares of common stock of PFSweb, Inc. As of March 31, 2001, there are 808,122 Conversion Options outstanding that are held by Daisytek employees (the "Daisytek employee options"). The Daisytek employee options are not subject to this offer and are not deemed eligible options. In addition, as the result of possible adverse tax consequences, we are not making this offer available to our non-U.S. employees, and options held by such persons are not eligible options. As of March 31, 2001, there are 50,573 options held by non-U.S. employees. Nevertheless, we expect to reprice the Daisytek employee options and provide our non-U.S. employees with additional options.

         As of March 31, 2001, there were 3,756,126 eligible options outstanding held by an aggregate of 111 employees and directors, having a weighted average exercise price of $8.06.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options all eligible outstanding options that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular option grant.

         If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to the terms and conditions hereof, you will be entitled to receive, on or about the first business day that is at least six months and one day following the date we accept the options tendered for exchange, new options to purchase the number of shares of our common stock that is equal to the same number of shares subject to the eligible options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options.

         IF YOU ARE NOT A U.S. EMPLOYEE OR DIRECTOR OF PFSWEB, INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR DIRECTOR OF PFSWEB OR ANY OF OUR SUBSIDIARIES.

         This means that if you die or quit or we terminate your employment or services as a director prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

         The term "expiration date" means 5:00 P.M., Central time, on May 29, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         We will publish a notice and make a company-wide announcement if we decide to take any of the following actions:

         o we increase or decrease what we will give you in exchange for your options; or

         o we increase or decrease the number of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

         A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central time.

2.  PURPOSE OF THE OFFER.

         The outstanding eligible options have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. As a service company, we believe that providing equity incentives to our dedicated team of professionals is a critical ingredient for our development and success.

         Except as otherwise described in this offer to exchange or in our filings with the Securities and Exchange Commission or in our press releases which are available from our Investor Relations Department (extension 2304) and on our web site (www.pfsweb.com) (but such web site is not made a part hereof), we presently have no plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

         o purchase or sale of a material amount of our assets or any subsidiary's assets (except for our proposed sale of certain fulfillment and distribution assets to Daisytek as publicly announced on April 3, 2001);

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

         o  any other material change in our corporate structure or business;

         o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

         o the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

         o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Plans; or

         o any change to our certificate of incorporation or bylaws, or any actions that may make it more difficult for any person to acquire control of our Company.

         The Board of Directors has approved this offer and recommends that employees accept it. The new options may have a lower exercise price than the eligible options tendered in exchange. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to tender your options for exchange.

3.   PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at PFSweb, Inc., Att: Harvey Achatz, Vice President-Administration, 500 North Central Expressway, Plano, Texas 75074 (facsimile number: 972-881-0145), before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4. You may withdraw your tendered options at any time before the expiration date.

         To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of option shares to be withdrawn and the exercise price. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of common stock subject to an individual grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as reasonably practicable following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Subject to the terms of the offer, if your properly tendered eligible options are accepted for exchange on the expiration date of the offer, you will be granted new options on or about the first business day that is at least six months and one day following the date we accept options for exchange.

         The exercise price of the new options will equal the fair market value of our common stock on the date prior to the date we grant the new options. Our common stock is currently traded on the Nasdaq National Market and fair market value will be determined based upon the last reported sale price of our common stock on such date. Accordingly, we cannot predict the exercise price of the new options. If on the date we grant the new options our common stock is not traded on the Nasdaq, National Market and is traded in the over-the-counter market, fair market value will be the mean between the closing representative bid and asked prices as of the date immediately preceding the date of grant. Therefore, since we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by internal e-mail or other internal corporate communication. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, if at any time prior to the expiration date (1) any of the following events has occurred, or has been determined by us to have occurred, and (2) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of PFSweb or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or PFSweb or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the offer to us; or

                  (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of PFSweb or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we learn that:

                  (i) any person, entity or "group," within the meaning of
                  section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof;

                  (ii) any such person, entity or group that has filed a
                  Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

         (e) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of PFSweb or our subsidiaries that, in our reasonable judgment, is or may be material to PFSweb or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is traded on the Nasdaq National Market under the symbol "PFSW." Our common stock began trading on Nasdaq on December 2, 1999 in connection with the initial public offering of our common stock. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                  FISCAL YEAR ENDED MARCH 31, 2000                               HIGH                   LOW
----------------------------------------------------------------------    --------------------    ------------------
Third quarter (from December 2, 1999)                                          52-11/16                31-5/8
Fourth quarter                                                                 40-3/8                  12
                  FISCAL YEAR ENDED MARCH 31, 2001
First quarter                                                                  17-1/8                   3-7/8
Second quarter                                                                  5                       1-59/64
Third quarter                                                                   2-11/16                   17/32
Fourth quarter                                                                  1-19/32                   21/32
                  FISCAL YEAR ENDED MARCH 31, 2002
First quarter (through April 27, 2001)                                          1-9/20                    11/16


         As of April 27, 2001, the last trading day prior to this offer to purchase, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.26 per share and there were 17,970,429 shares outstanding.

         We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration. We will issue new options in exchange for outstanding eligible options properly tendered and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the same number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options.

          If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 3,756,126 shares of our common stock.

         Terms of New Options. The new options will be subject to the terms and provisions of the 1999 Plan and a new option agreement between us and each option holder who has tendered options in the offer. The term of the new options will be ten years from the date of grant. Except with respect to the exercise price, vesting schedule and expiration date, and as otherwise specified in the offer, we expect that the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options tendered for exchange. All of the new options will be issued as nonqualified stock options and may or may not be issued under the 1999 Plan, as we determine at the time of grant; provided, however, that whether or not issued under the 1999 Plan, all of the new options will be subject to all of the terms and provisions of the 1999 Plan as if issued thereunder. A summary description of the 1999 Plan is set forth below. For more details regarding the terms of options issued under the 1999 Plan, please review the copy of the 1999 Plan previously provided to you. If you have any questions regarding the 1999 Plan, or would like an additional copy of the 1999 Plan, please contact Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com).

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date prior to the date of grant. Our common stock is currently traded on the Nasdaq National Market and the exercise price of the new options will equal the last reported sale price of our common stock on the Nasdaq National Market on or about the date which is the first business day following the date which is six months and one day from the expiration date of the offer. If our common stock is not traded on Nasdaq National Market, but is traded in the over-the-counter market, the exercise price of the new options will be the mean between the closing representative bid and asked prices on such date. SINCE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         Vesting and Exercise. Each new option issued in exchange for options issued under a Plan will be fully vested as to 75% of the shares subject thereto, and the remaining 25% will have a one year quarterly vesting schedule beginning on the date of issuance of the new option. Each new option issued in exchange for Conversion Options will not be vested on the date of issuance and will have a new one year quarterly vesting schedule beginning on the date of the issuance of the new options. Each new option will have a ten-year term from the date of issuance.

         Termination of Employment. IF YOU ARE NOT A U.S. EMPLOYEE OR DIRECTOR OF PFSWEB OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die, quit or we terminate your employment or service as a director prior to the date we grant the new options, you will not receive anything for your cancelled options that you tendered.

         Registration of Option Shares. All shares of common stock issuable upon exercise of new options will be registered under the Securities Act on a registration statement on Form S-8 filed with the SEC prior to issuance.

         Effect of Change of Control. If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity after the date of the cancellation of the eligible options and prior to the grant date of the new options, the obligation to issue the new options will survive the change of control transaction. If we were to enter into a change of control transaction, we anticipate negotiating the terms of such transaction so that employees who are to receive new options would receive options to purchase securities of the acquiror in exchange for their new options.

         Description of 1999 Plan. As noted above, all of the new options will be subject to the terms and provisions of the 1999 Plan. The following is a summary description of the 1999 Plan and is not complete. For more details regarding the 1999 Plan, please review the copy of the 1999 Plan previously provided to you. If you have any questions regarding the 1999 Plan, or would like an additional copy of the 1999 Plan, please contact Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com).

         The 1999 Plan provides for the grant of stock options to all officers and full-time employees of PFSweb who are eligible to participate. The purpose of the 1999 Plan is to further our growth, development and financial success by providing incentives to our officers and employees by assisting them to become owners of our common stock. An aggregate of 5,750,000 shares of common stock are reserved for issuance to employees under the 1999 Plan.

         The 1999 Plan is administered by a committee of the Board of Directors (the "Stock Option Committee"). The Stock Option Committee consists of two or more Directors, appointed by and holding office at the pleasure of the Board of Directors. The Board may limit the members of the Stock Option Committee to Directors who are both "non-employee directors", as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and "outside directors", as defined in
Section 162(m) of the Internal Revenue Code (the "Code"). The Stock Option Committee has complete authority and discretion to determine from among eligible persons those to whom options will be granted and the number and terms of such options. The Board has authorized the Compensation Committee to serve as the Stock Option Committee.

         The 1999 Plan provides for the granting of both incentive stock options and non-qualified stock options under the Code. The exercise price of options granted under the 1999 Plan may not be less than 100% of the fair market value on the date of the grant, except that incentive stock options granted to individuals owning more than ten percent of the total combined voting power of PFSweb may not have an exercise price less than 110% of the fair market value on the date of grant. The 1999 Plan gives the Stock Option Committee complete discretion as to the times at which the options are exercisable, provided that such options must expire no later than ten years from the date of grant.

         Options issued under the 1999 Plan are exercisable at such times and in such installments (which may be cumulative) as the Stock Option Committee may provide in the terms of each individual option. Generally, options granted under the 1999 Plan are expected to be subject to cumulative vesting schedules as shall be determined by the Stock Option Committee, in its discretion.

         The 1999 Plan permits the Stock Option Committee to authorize and approve the issuance of immediately exercisable options to purchase restricted stock subject to restrictions on transfer and forfeiture, and, subject to such terms and conditions as the Stock Option Committee shall determine in its sole discretion, the acceptance of promissory notes and/or shares of our common stock (whether issued upon exercise of outstanding options or otherwise) in payment of the option exercise price (or applicable taxes arising in connection therewith). Generally, options issued under the 1999 Plan are non-transferable other than by will or the laws of descent and distribution, except that the Stock Option Committee may approve the transferability of non-qualified options to family members and family trusts of option holders or other transferees.

         At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting our common stock, the Stock Option Committee will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the 1999 Plan and any outstanding options. Unless terminated earlier, the 1999 Plan will terminate ten years from its adoption, and no stock options will be granted under the 1999 Plan after termination. Our board of directors or the Stock Option Committee has the authority to amend, modify, suspend or terminate the 1999 Plan at any time, subject to any requirement of stockholder approval under the Code or other applicable law.

9.  INFORMATION ABOUT PFSWEB, INC.

         PFSweb, Inc. is an international outsourcing provider of integrated business infrastructure solutions to major brand name companies seeking to maximize their supply chain efficiencies and to extend their e-commerce initiatives. We derive our revenues from a broad range of services, including professional consulting, e-marketplace logistics, order management, web-enabled customer contact centers, customer relationship management, billing and collection services, payment processing and fraud protection, data mining, and international distribution services. We offer our services as an integrated solution, which enables our clients to outsource their complete infrastructure needs to a single source and to focus on their core competencies. Our distribution services are conducted at our warehouses and include real-time inventory management and customized picking, packing and shipping of our clients' customer orders. We currently provide infrastructure and distribution solutions to over 30 clients that operate in a range of vertical markets, including apparel, computer products, printers, cosmetics, fragile goods, pharmaceuticals, housewares, telecommunications and consumer electronics, among others.

         PFSweb was incorporated in Delaware in June 1999 to facilitate the initial public offering and spin-off of the transaction management services business from Daisytek. We completed our initial public offering in December 1999 and the spin-off from Daisytek in July 2000. Our principal corporate offices are located at 500 North Central Expressway, Plano, Texas 75074 (tel. 972-881-2900).

         The financial information included in our annual report on Form 10-K for the fiscal year ended March 31, 2000, and our quarterly report on Form 10-Q for the fiscal quarter and nine months ended December 31, 2000 is incorporated herein by reference. In addition, we plan to file our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 on or about June 30, 2001. See "Additional Information" in section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10.  INTERESTS OF DIRECTORS AND OFFICERS.

         A list of our directors and executive officers is attached to this offer as Exhibit A. All of our directors and executive officers are eligible to participate in this offer. Our directors and executive officers, as a group, hold, in the aggregate, 3,079,929 eligible options with a weighted average exercise price of $7.84. We understand that all of such persons intend to tender all of their eligible options in the exchange.

         Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer to exchange, except that one of our officers, Valerie J. Remmers, purchased an aggregate of 5,637 shares at a per share price of $0.612.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be canceled and, if such options were originally issued under a Plan, the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under such Plan, including for issuance upon the exercise of new options issued by us pursuant to the offer. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees, directors and other eligible Plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options to participants in this offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and the exercise price of all new options will equal the market value of the common stock on the date we grant the new options. We expect to incur compensation expense in connection with any repricing of the Daisytek employee options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options returned to us. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange or the issuance of new options pending the outcome of any such matter. We cannot assure you that any compliance, approval or other action, if needed, would be possible or obtained without substantial conditions or that the failure to comply with such rules or obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in
Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer and the grant of new options. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

         Consequences Of Exchange Of Options. If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         Tax Status Of New Options. All new options will be granted as nonqualified stock options, even if the eligible option exchanged therefor was an incentive stock option, and regardless of whether or not issued under the 1999 Plan.

         Tax Consequences Of Not Accepting The Offer. If your eligible option is an incentive stock option and you do not accept the offer, for U.S. federal income tax purposes only, your option will be treated as if it were cancelled and granted as a new option on April 30, 2001, the date of the offer. In such a case, the option will remain an incentive stock option, except to the extent the deemed re-grant is in excess of the $100,000 rule. Under the $100,000 rule, if your option becomes vested in one calendar year for more than $100,000 of common stock, valued as of April 30, 2001, the deemed grant date, the amount in excess of $100,000 will be treated as nonqualified stock option. If your eligible option is a nonqualified stock option there will be no tax consequences of not accepting the offer.

         Tax Consequences Of Non-Statutory Options. In general, you will not recognize U.S. taxable income upon the grant of a nonqualified stock option. Unlike the case of an incentive stock option, however, you will recognize taxable income upon the exercise of a nonqualified stock option. In particular, upon exercise of a nonqualified stock option generally you will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option (the "NSO Stock") on the exercise date over the exercise price.

         With respect to any NSO Stock, you will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and your tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if you held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held the NSO Stock for a shorter period.

         Maximum Income Tax Rates On Capital Gain And Ordinary Income. Based on current U.S. tax rates, long-term capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period). Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

         U.S. Federal Income Tax Consequences To PFSweb. The offer, the acceptance of the offer by you and the grant of the new options will have no tax consequences to the Company. With respect to the exercise of nonstatutory options, however, the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by the exercising holder. Any such deduction will be subject to the limitations of
Section 162(m) of the Internal Revenue Code.

         Withholding. The Company will have a withholding obligation with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory option. The Company will require you to make arrangements to satisfy this withholding obligation.

         We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We may at any time and from time to time, extend the period of time during which the offer is open by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

         Prior to the expiration date to terminate or amend the offer we may postpone canceling any eligible options if any of the conditions specified in section 6 occur. In order to postpone, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

         We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by company-wide announcement or by issuing a press release.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         o we increase or decrease what we will give you in exchange for your options; or

         o we increase or decrease the number of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  ADDITIONAL INFORMATION.

         This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our annual report on Form 10-K for our fiscal year ended March 31, 2000, filed with the SEC on June 29, 2000;

         (b) our quarterly report on Form 10-Q for our fiscal quarter and nine months ended December 31, 2000, filed with the SEC on February 14, 2001; and

         (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 24, 1999, including the information incorporated by reference in the Form 8-A from our Registration Statement on Form S-1 as filed with the SEC, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for these filings is 000-282875. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained (1) at no charge from our Web site at http://www.pfsweb.com (which web site is not made a part hereof) or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including PFSweb, that file electronically with the SEC.

         Our common stock is currently quoted on The Nasdaq National Market under the symbol "PFSW", and our SEC filings can be read at: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com).

         The information contained in this Offer to Exchange about PFSweb, Inc. should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

         This Offer to Exchange and the SEC reports referred to above (except for historical information) and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. When used in this Offer to Exchange, the words "anticipate," "believe," "expect," "intend" and "plan" and other similar words and phrases as they relate to PFSweb or our management are intended to identify these forward looking statements. Forward-looking statements relating to the Company's stock price, any market for the Company's stock, continued listing of the Company's stock on the NASDAQ, and such matters as our financial condition and operations are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties include, but are not limited to, our reliance on the projections of and fees generated by the transaction volume or product sales of our clients; the impact of strategic alliances; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; effects of changes in profit margins; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation; risks of operating overseas and foreign currency risks; and our relationship with and separation from Daisytek, our former parent corporation. Additional risks and uncertainties include, but are not limited to, risks relating to the completion of definitive agreement with Daisytek, including the risk that required regulatory clearances or Board of Director approval might not be obtained at all. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The Company disclaims any intention or obligation to update any forward-looking statements. A description of these factors, as well as other factors, which could affect the Company's business, is set forth in the Company's Prospectus dated December 2, 1999 and Form 10-K for the fiscal year ended March 31, 2000 and Form 10-Q for the quarter ended December 31, 2000.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

18.  DATE OF OFFER

         This offer to exchange is dated April 30, 2001.

                                    EXHIBIT A

     INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF PFSWEB, INC.

         The directors and executive officers of PFSweb, Inc. and their positions and offices as of March 31, 2001 are set forth in the following table:

                 NAME                                                    TITLE
Mark C. Layton                                              Chairman, Chief Executive Officer
Christopher Yates                                           Director, Executive Vice President
Steven S. Graham                                            Executive Vice President
Thomas J. Madden                                            Executive Vice President
C. Clifford Defee                                           Executive Vice President
Dr. Neil Jacobs                                             Director
David I. Beatson                                            Director
James F. Reilly                                             Director
Timothy M. Murray                                           Director
Harvey H. Achatz                                            Vice President
Martin L. Anderson                                          Vice President
Lindsley D. Medlin Jr.                                      Vice President
Valerie J. Remmers                                          Vice President
Scott R. Talley                                             Vice President
Cynthia D. Almond                                           Vice President
Michael G. Willoughby                                       Vice President

The address of each director and executive officer is: 500 North Central Expressway, Plano, Texas 75074.

--------------------------------------------------------------------------------


                                OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                PURCHASE COMMON STOCK, $.001 PAR VALUE PER SHARE,

                           HAVING AN EXERCISE PRICE OF

                           $4.00 PER SHARE OR GREATER

                                       OF

                                  PFSWEB, INC.

--------------------------------------------------------------------------------
         Please direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Harvey Achatz, Vice President-Administration, PFSweb, Inc., 500 North Central Expressway, Plano, Texas 75074 (888-330-5504 x 2130) (hachatz@pfsweb.com).
--------------------------------------------------------------------------------

                                 April 30, 2001